EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs ETF Trust of our report dated February 24, 2023, relating to the financial statements and financial highlights of Goldman Sachs Defensive Equity Fund (now referred to as Goldman Sachs Defensive Equity ETF) (the “Fund”), which appears in the Fund’s Annual Report on Form N-CSR for the period ended December 31, 2022. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2023